Exhibit 10.7*

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

NATIONAL BANCSHARES CORPORATION AND FIRST NATIONAL BANK

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and made effective as of September 20, 2011 between National Bancshares Corporation, an Ohio Corporation, and First National Bank, a federally chartered National Bank, Orrville, Ohio (collectively, the “Bank”), and David C. Vernon, an individual (“Employee”).

A. The Bank and the Employee entered into an Employment Agreement (the (“Agreement”) on December 6, 2006, which provided for a fixed term of employment of twelve full months, beginning November 14, 2006. The Agreement has been amended three times and was last amended on December 21, 2010. By that last amendment, the Employment Period was extended through December 31, 2012 with an automatic extension to December 31, 2013 unless the Employee receives written notice by November 30, 2012 from the Bank’s Board of Directors that the Employment Period will end on December 31, 2012.

B. The Bank values the services and contributions that Employee has made during his years of service to the Bank and seeks to retain his services, and extend the Employment Period through April 24, 2014, in light of its intention to appoint a successor President and Chief Executive Officer effective January 1, 2012.

C. The Parties agree that the Employment Agreement presently requires that the Bank pay Employee his base salary ($250,000) and benefits for the Employment Period (i.e., through December 31, 2012);

D. In order to facilitate the Bank’s succession plan, Employee will accept a consulting role with the Bank, which he shall perform until April 24, 2014, and accept the Bank’s modification of the payment schedule of his base salary thereby facilitating management succession by continuing to make his banking expertise available to the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Fourth Amendment, the Bank and the Employee agree as follows:

1. Section 1. Term of Employment. Section 1 of the Agreement, as last amended on December 21, 2010, is hereby amended a fourth time by deleting “The Employment Period will end on December 31, 2012 and automatically extends for one year periods thereafter unless the Employee receives written notice from the Board of Directors, on or before November 30, 2012 that the Employment Period will end on December 31, 2012” and substituting “The Employment Period shall be extended to and expire on April 24, 2014.”

2. Section 2. Duties. Section 2 of the Agreement, as last amended on November 18, 2008, is hereby amended again by deleting the current text in its entirety and substituting in all of the following text: Employee agrees to serve the Bank and its President and Chief Executive Officer through December 31, 2011. In that capacity, Employee shall have responsibility for the operation of the Bank, and to perform all duties for the Bank as may be reasonably requested by the Board of Directors or its designee. Employee will devote his efforts diligently and faithfully to the business and welfare of the Bank in accordance with and in furtherance of the policies and directives of the Board. Provided, however, that Employee shall not be precluded from engaging in other incidental business activities or investments including, but not limited to, serving on boards of directors and hold other offices and positions in companies which in the Board’s judgment will not present any conflict of interest with the Bank or otherwise interfere with the Performance of his duties for the bank or the obligations contained in this Agreement. Bank acknowledges that Employee presently serves as Vice Chairman of CFBank and agrees that Employee’s performance of his duties as Vice Chairman of CFBank shall not be precluded by this agreement or by the Bank.

From January 1, 2012 through April 24, 2014, Employee shall serve the Bank, the Board and successor management to consult with regard to his banking and financial services expertise and make it available to those parties.

3. Section 3.1 Salary. Section 3.1 of the Agreement, which was last amended on November 18, 2008, is hereby amended again by adding the following text: As of January 1, 2012, the Bank shall cease paying Employee the annual base salary ($250,000) and begin paying Employee at the rate of Nine Thousand Five Hundred and 00/100 Dollars ($9,500.00) per month, less applicable deductions and withholdings, for the remainder of the Employment Period, which ends on April 24, 2014.

4. Section 4.1 In General. Except for employee and executive bonuses, Employee shall be entitled to participate in all benefit plans maintained by the Bank for its employees generally consistent with the Bank’s practices and provided he satisfies all applicable eligibility requirements for the period ending December 31, 2012. Thereafter Employee shall not be eligible for benefits.

Section 4.2 Expenses. The Bank shall reimburse Employee for reasonable expenses incurred by him on behalf of the Bank in the performance of his duties provided Employee furnishes the Bank with the appropriate documentation required by the Internal Revenue Code and the regulations thereunder in connection with such expenses.

5. All provisions of the Agreement, other than as modified in the First Amendment dated November 20, 2007, the Second Amendment dated November 18, 2008, the Third Amendment dated December 21, 2010 and this Fourth Amendment, are hereby ratified and shall remain in full force and effect.

Intending to be legally bound, the Parties have executed this Fourth Amendment effective as of the date first above written.

NATIONAL BANCSHARES CORPORATION

By: /s/ John W. Kropf

Its: Chair

Date: 01/17/2012

FIRST NATIONAL BANK

By: /s/ John W. Kropf

Its: Chair

Date: 01/17/2012

DAVID C. VERNON

/s/ David C. Vernon

Date: 01/17/2012